EXHIBIT 99.2
DOCUSIGN, INC.

DocuSign welcomes American Express executive Anna Marrs to its Board of Directors

New independent director brings significant financial services, digital transformation and risk management expertise

San Francisco, June 8, 2023—DocuSign (NASDAQ:DOCU) today announced the appointment of Anna Marrs to its Board of Directors, effective immediately. Marrs will also join the Board’s Audit Committee.

"Anna brings invaluable expertise to our Board of Directors," said Mary Agnes "Maggie" Wilderotter, Chairman of the Board, DocuSign. "Her senior executive experience leading global financial institutions will enrich our board discussions and strategic decision-making. Anna’s proven leadership and expertise in strategy, operations and risk, combined with a strong track record of driving innovation and digital transformation, aligns perfectly with DocuSign's vision of empowering organizations to modernize their agreement processes. She will play an important role in DocuSign’s ongoing success."

With over 25 years of experience in prominent positions at organizations such as American Express, Standard Chartered Bank and McKinsey & Company, Marrs has been at the forefront of applying technology to reshape financial services and deliver seamless customer experiences. She currently serves as the Group President of Global Commercial Services and Credit & Fraud Risk at American Express where she is responsible for the company’s B2B payments, working capital and AP automation and spend management businesses serving small, mid-sized, large, and global companies around the world. Anna is also a member of American Express’ Executive Committee, which is responsible for developing the company's strategic direction and driving business performance.

"I am thrilled to be joining the Board of Directors at DocuSign, a company that has truly revolutionized how organizations conduct business," said Marrs. "I look forward to working alongside the board members, CEO Allan Thygesen and the talented team at DocuSign as we shape the future of agreements."

Prior to American Express, Marrs served as Standard Chartered’s Regional CEO for ASEAN and South Asia and the head of the bank’s Commercial and Private Banking divisions globally. Before that she spent nearly a decade at McKinsey & Company—most recently as Partner, Banking Practice. She holds an MBA from London Business School and an undergraduate degree from Northwestern University.

About DocuSign DocuSign redefines how the world comes together and agrees, making agreements smarter, easier and more trusted. As part of its industry leading product lineup, DocuSign offers eSignature, the world's #1 way to sign electronically on practically any device, from almost anywhere, at any time. Today, over 1 million customers and more than a billion users in over 180 countries use DocuSign products and solutions to accelerate the process of doing business and simplify people's lives. For more information visit http://www.docusign.com.

Copyright 2023. DocuSign, Inc. is the owner of DOCUSIGN® and all its other marks (www.docusign.com/IP).

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